THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Level Advantage® B-Class variable and index-linked annuity

Supplement dated January 31, 2025 to the prospectus dated May 1, 2024

This Supplement to your variable and index-linked annuity prospectus discusses a new investment option which will be available under your Contract.  All other provisions in your prospectus remain unchanged.

The following Indexed Account will be available for existing Contractowners beginning February 18, 2025, subject to state availability:

6-Year Performance Cap Indexed Accounts with Protection Level
•	S&P 500® Cap, 10% Protection
Please see Appendix A of your prospectus for complete information about each Indexed Account.

Please retain this Supplement for future reference.